                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

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                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California 91311

                                   May 7, 1997


Dear IRIS Stockholder:

         1996 was a year of achievement, disappointment and change. We set a new record for revenues for the seventh consecutive year but were unable to maintain our six-year record of increasing profitability. Our sales increased substantially due to the addition of exciting new products to our existing lines and, more significantly, through several strategic acquisitions. However, we were unable to maintain operational profitability due to the combined effect of lower than planned sales in certain areas and elevated expenses. As a result, our stock price which had reached a new high receded with other small cap high tech stocks, in general, hastened by our news of an unexpectedly poor third quarter. IRIS experienced significant changes in 1996, and understanding our performance requires especially careful examination of our current business and future plans. While I summarize some of these changes and plans below, I encourage you to read the enclosed 1996 Annual Report on Form 10-K thoroughly for a more detailed description.

         Our achievements in 1996 were in the accomplishment of several key strategic goals: the expansion of our urinalysis and StatSpin franchises; the growth into other key in vitro diagnostic (IVD) markets; continued technical achievements and expanded consumable products. I would like to describe each of these achievements before addressing our financial performance.

         Expansion of Urinalysis and StatSpin Lines. In last year's letter, I described a new and exciting goal --enlarging our urinalysis franchise to reach laboratories of all sizes with cost-effective, quality-improving products. Last year, we took a significant step in this strategy by acquiring StatSpin Technologies and the CenSlide product line. StatSpin manufactures and markets special-purpose centrifuges and related supplies, and CenSlide is a proprietary line of products for manual microscopic urinalysis. StatSpin brought us both new products and important distribution channels for smaller laboratories and physician offices. In order to take advantage of StatSpin's distribution channels, we recently transferred the CenSlide and Biovation product lines to StatSpin. You may recall that we acquired the Biovation product line for measuring urine specific gravity in early 1995.

         In its first year as an IRIS company, StatSpin's sales and earnings increased significantly. StatSpin has sold more than 30,000 centrifuges worldwide and expanded its product line in 1996 with two new centrifuges developed in StatSpin's own laboratories -- the StatSpin Express primary blood tube centrifuge and the CytoFuge 2 application specific centrifuge for the preparation of slides for manual microscopic examination of cells in body fluids. Introduced in December, the StatSpin Express is designed to command a major share of what we expect to be a rapidly growing market for small high-speed blood tube centrifuges distributed among the many workstations found in clinical laboratories. CytoFuge 2, introduced about the same time, is designed to compete in the marketplace with the market-leading Shandon CytoSpin device. Our goal is to gain a share of this market which is expanding rapidly as a result of a recent College of American Pathologists pronouncement which requires body fluids to be examined in this way. Thus, StatSpin enters 1997 with four significant new products in its line.

         Not to be outdone, our Chatsworth-based team added to the top end of our urinalysis line. We obtained FDA clearance in March 1996 for our newest member of The Yellow IRIS family, the Model 900UDx urine pathology workstation, the first completely walkaway urinalysis system. Since its commercial introduction in the second quarter of 1996, we have sold nineteen of these fast and accurate systems. We expect the Model 900UDx to set a new standard for both quality of result and cost-effectiveness in the performance of a complete routine urinalysis.

         Finally, as a result of a favorable decision in our arbitration with TOA Medical Electronics (TOA), our exclusive distribution rights in North America to TOA's new Sysmex UF-100 urine sediment analyzer were upheld. The panel also upheld our claim to royalties on sales of the UF-100 outside of our distribution territory.

With this dispute behind us, we look forward to more amicable relations with TOA in the future. We have had cordial and productive discussions with TOA regarding our introduction of the UF-100 under the IRIS/Sysmex joint label later this year.

         Expansion into Other IVD Markets. As part of our quest for IVD imaging systems leadership, we acquired the PowerGene(TM) cytogenetics systems business of Perceptive Scientific Instruments in July of 1996. PSI is a recognized leader in the supply of hardware and software systems for the cytogenetics and molecular genetics markets. Strategically focused on prenatal screening and cancer testing applications, the innovative PowerGene(TM) software and related computer-based instruments have captured over 35% of the worldwide cytogenetics systems market, with an installed base of over 300 systems worldwide. PSI's overseas operations in Chester, England also give IRIS an immediate international presence.

         PSI has a very active research and development program. Among its current activities is the preclinical evaluation of a new system and software designed to improve automated classification of chromosomes using a fluorescent painting procedure called multiplexing fluorescent in-situ hybridization (M-FISH) based on color-coding of chromosomes using DNA probes. PSI is collaborating on this project with Professor David C. Ward of the Yale University School of Medicine Genetics Department. This highly sophisticated new development, targeted for release to the research market this year, is expected to significantly enhance PowerGene system sales.

         In an expansion into another IVD market, we obtained FDA clearance for The White IRIS leukocyte differential analyzer in May 1996. The White IRIS is our new imaging system for the automated capture and classification of normal and abnormal white blood cells -- the first blood cell classifier ever cleared by the FDA for the classification of abnormal white blood cells. This system has since undergone additional refinements in preparation for its commercial launch scheduled for later this year. We believe that it is vital that such a revolutionary new advance in hematology as The White IRIS have as smooth an introduction as possible. Therefore, we have placed it at Harbor-UCLA Medical Center, again -- this time in a "shakedown" beta-site test mode -- to confirm our performance expectations prior to commercial release. The White IRIS will give us yet a third product line of IVD imaging systems.

         Continued Technical Excellence. Obviously, we are pleased with our new product developments. The FDA cleared the Model 900UDx in March 1996 and The White IRIS just two months later. It is an extraordinary accomplishment for any company to obtain FDA clearance for two major clinical laboratory instruments within a few months of one another. It is even more remarkable for one the size of IRIS. This is the result of the persistent efforts of the multi-disciplinary teams that were involved in the development, preclinical evaluation and FDA submission of these products. They are a group of dedicated, hard-working people deserving of acknowledgment.

         The new product development program with Poly U/A Systems, Inc., the special purpose research and development entity organized by IRIS in 1995, is also proceeding as scheduled. The two largest of its four projects are expected to yield useful technology adaptable to the next generation of The Yellow IRIS. Another project has been modified to take advantage of a more immediate opportunity. As you know, IRIS has an option to purchase Poly U/A Systems until November 1998.

         Overall, we significantly expanded our patent portfolio in 1996 by the acquisitions of StatSpin (7 patents), CenSlide (9 patents) and PSI (1 patent), bringing the total number of our U.S. patents to 43. A number of other patent applications are on file. I am pleased to report that during 1996 we successfully defended a challenge to two of our earliest patents when Intelligent Medical Imaging, Inc. agreed to settle the litigation and acknowledge the validity of the patents.

         Expansion of Consumable Products. Another of our strategic goals is to expand the sales of consumable products among our large and growing installed base of customers. One important example is our exclusive distribution of the CHEMSTRIP/IRIStrip urine test strips for The Yellow IRIS. These strips, manufactured for us by Boehringer Mannheim, are now used by more than 90% of the installed base of these systems and have almost doubled our sales of consumable products to these customers. Concurrently with the planned introduction of The White IRIS leukocyte differential analyzer, we will begin to sell a patented metachromatic cytoprobe and other consumable products for this system. The White IRIS, in my opinion, has the potential to ultimately provide a recurring revenue stream as large or larger than the one provided by The Yellow IRIS. Installations of The CytoFuge 2 and the CenSlide centrifuge also are expected to generate significant consumables sales.

     Now, our financial picture.

     Financial Performance. Last year it was less than what we had hoped. Total revenues did increase to $20.6 million for 1996 as a result of acquisitions and product introductions. While this was up 43% from last year and well ahead of our historical growth trend, 1996 earnings were severely impacted by expenses related to the PSI acquisition and a number of expected and unexpected charges. They include a one-time charge of $7.3 million for the acquisition of in-process research and development from PSI, as well as $2.0 million of unusual charges, primarily for the write-off of costs connected with the public offering we decided not to pursue, litigation, other acquisitions and restructuring. Our bottom-line was a net loss of $7.4 million, or $1.21 per share, for the year. Excluding these acquisition and unusual charges, IRIS had a net loss of approximately $1.5 million, or $0.25 per share. If interest charges and amortization expenses from the PSI acquisition are also excluded, IRIS would have lost $844,000, or $.14 per share.

     Our loss was compounded by elevated expense levels in anticipation of planned sales increases which did not materialize. When the reality of a significant, unexpected sales shortfall in the third quarter also became apparent, we responded immediately with cost reductions achieved primarily through downsizing our workforce. This reached high levels of management, including three Vice Presidents. At the same time, we restructured our companies, restoring operational responsibilities for the PSI and StatSpin business units to those individuals who helped grow these businesses. Also, I reassumed operational control of our Chatsworth-based business. These steps were taken to help restore operating profitability and ensure positive cash flow.

     The street, as you know, reacted very harshly to all this news, toppling our stock from its high of over $12 per share in June to below $4.00 per share at the close of the year. It is difficult for me to understand how IRIS should hold less promise at year end than it did at the beginning of 1996.

     I can report, however, that our financial performance is improving. During the fourth quarter of 1996, we realized our cost reduction goals and recorded record sales in the IRIS urinalysis and StatSpin businesses. In addition, excluding the unusual charges for the restructuring and recently completed litigation matters, the Company had positive EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 1996. Coupled with our first quarter 1997 results, for which we did achieve positive EBITDA, the recent financial performance of the Company indicates that we should have sufficient cash flow to support operations and service debt in 1997. We have also managed to repay over $3.7 million or 41% of our bank debt since October. I believe that these developments attest to our recovery in a very tangible way.

     Management Additions. As you might expect, the administrative demands of the financial side of our business have increased significantly with the addition of StatSpin and PSI. To meet these demands, we appointed Mr. Martin S. McDermut as Vice President and Chief Financial Officer in September. Marty brings with him strong entrepreneurial and accounting experience, and I have delegated most of my prior financial responsibilities to him. I am pleased to have Marty aboard.

     I am also pleased to welcome a number of other senior executives who joined IRIS last year as a result of our recent acquisitions. Dr. Thomas F. Kelley, the founder of StatSpin Technologies, is the Vice President and General Manager of StatSpin. Dr. Kelley was also elected to the IRIS Board of Directors at last year's annual meeting. Joining us from PSI are Mr. Anthony G. Landells, Dr. Kenneth R. Castleman and Mr. Paul Douglas. Mr. Landells is the Vice President and General Manager of PSI. Dr. Castleman is the Vice President of Research and Development of PSI and a world-renowned expert in image processing. Mr. Douglas, Vice President of Sales at PSI, has lengthy international experience in the marketing and sale of digital imaging systems. Tony and Paul also bring years of pertinent experience in the cytogenetics field. I should add that Ken is a former consultant to IRIS. We welcome all of these people to the IRIS management team.

     Corporate Finance. A vote of confidence in the promise of our future, I submit, came late in December of 1996 when IRIS completed a $3 million private offering of preferred stock and warrants to the Thermo Amex Convertible Growth Fund. The net proceeds from this offering were used to reduce the outstanding balance of our bank loans and provide additional working capital. The Thermo Amex Convertible Growth Fund is a private investment fund created by Thermo Electron Corporation to invest in qualified American Stock Exchange listed companies. We are pleased with this timely investment and the vote of confidence it implies in the potential of IRIS.

     Proxy Statement and Annual Meeting. This year's Proxy Statement contains just two proposals. The first one is for the re-election of Mr. Steven M. Besbeck for another three year term as an IRIS director. Mr. Besbeck has served in this capacity since 1990, and we welcome his continued stewardship in this role. The second proposal is for ratification of the reappointment of Coopers & Lybrand L.L.P. as our independent auditors. IRIS has a long-established relationship with this firm. Your management endorses and asks your support of both proposals. We hope you agree with our recommendations. In any case, please cast your vote. If you are a registered stockholder, complete and return your Proxy Card promptly. If your shares are held in street name, please instruct your broker on how to cast your vote and urge a prompt response. Your vote is important to us.

     As in past years, our Annual Meeting of Stockholders will be held at the Chatsworth Hotel. The hotel is located at 9777 Topanga Canyon Boulevard, Chatsworth, CA, approximately one mile north and one mile west of IRIS headquarters facilities. The meeting is on Thursday, June 26, 1997 and will begin at 4:00 pm local time. The Board of Directors and management of IRIS invite your presence and welcome your participation at the meeting.

     Finally, I'd like to point out that this letter represents my sincere and honest views regarding the past year at IRIS and its future prospects. However, many of my statements are forward-looking in nature and therefore inherently subject to the vagaries of future events which I cannot predict. Again, I refer you to the enclosed Annual Report for a better understanding of IRIS, especially the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                        Sincerely,



                                        /s/ FRED H. DEINDOERFER
                                        FRED H. DEINDOERFER
                                        Chairman of the Board and President


    THE ANNUAL MEETING IS ON JUNE 26, 1997. PLEASE RETURN YOUR PROXY IN TIME.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California 91311


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 26, 1997


To the Stockholders of INTERNATIONAL REMOTE IMAGING SYSTEMS, INC:

     The Annual Meeting of Stockholders of International Remote Imaging Systems, Inc. will be held at the Chatsworth Hotel at 9777 Topanga Canyon Boulevard, Chatsworth, California, on June 26, 1997 at 4:00 p.m. local time for the following purposes:

     1. To elect one Class 1 Director to hold office until the year 2000 annual meeting or until his successor is elected and qualified.

     2. To ratify the selection of Coopers & Lybrand L.L.P. as independent public accountants for the fiscal year ending December 31, 1997.

     3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on May 6, 1997 as the record date for determination of stockholders entitled to notice of, and to vote at, said meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the meeting in person. In any event, please mark, date, sign and return the enclosed proxy. The related proxy statement and annual letter to stockholders are attached to this notice.

                                            By Order of the Board of Directors



                                            /s/ FRED H. DEINDOERFER
                                            FRED H. DEINDOERFER
                                            Chairman of the Board and President

May 7, 1997


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE STAMPED RETURN ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.



    THE ANNUAL MEETING IS ON JUNE 26, 1997. PLEASE RETURN YOUR PROXY IN TIME.

                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                                9162 Eton Avenue
                          Chatsworth, California 91311

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 26, 1997

                      GENERAL INFORMATION AND VOTING RIGHTS

     This proxy statement (the Proxy Statement) and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of International Remote Imaging Systems, Inc., a Delaware corporation (IRIS or the Company), for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held at the Chatsworth Hotel at 9777 Topanga Canyon Boulevard, Chatsworth, California on Thursday, June 26, 1997 at 4:00 p.m. local time and any adjournments or postponements thereof. Enclosed with this Proxy Statement is a copy of the Company's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1996. However, the Annual Report is not intended be a part of this Proxy Statement or a solicitation of proxies. The Company anticipates that the Proxy Statement and enclosed proxy will first be mailed or given to its stockholders on or about May 7, 1997.

     A proxy may be revoked by filing with the Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance in person at the Annual Meeting does not itself revoke an otherwise valid proxy; however, any stockholder who attends such meeting may orally revoke his proxy at the Annual Meeting and vote in person. All properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the nominee as the Class 1 Director and FOR Proposal 2. In addition, the proxy holders will vote in their sole discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The cost of this solicitation of proxies will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. The Company may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

     Only holders of record of the Company's common stock, $.01 par value per share (Common Stock), at the close of business on May 6, 1997 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On that date, there were approximately 5,991,388 shares of Common Stock outstanding. Each holder of record is entitled to one vote on all matters to come before the meeting for each share of Common Stock held. The Company also had 3,000 shares of Series A Convertible Preferred Stock outstanding on May 6, 1997. The Series A Convertible Preferred Stock is not entitled to vote on any matter except as required by law or the Certificate of Designation for the Series A Convertible Preferred Stock. Accordingly, the holders of Series A Convertible Preferred Stock will not be entitled to vote on any of the proposals listed in this Proxy Statement, but they may have the right to vote on other matters which may properly come before the meeting and any adjournments or postponements thereof.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding those individuals serving as the directors and executive officers of the Company on December 31, 1996:

Name                            Age        Position with the Company
-----------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer             67         Chairman of the Board, President and Chief Executive Officer
John A. O'Malley                63         Director
Steven M. Besbeck               49         Director

Thomas F. Kelley                64         Director, Vice President and General Manager of StatSpin
Martin S. McDermut              46         Vice President, Finance and Administration and Chief Financial Officer
Anthony G. Landells             43         Vice President and General Manager of PSI


     The Board of Directors is divided into three classes with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. Executive officers serve at the discretion of the Board of Directors. There are no familial relationships among the directors and executive officers of the Company.

     Fred H. Deindoerfer, a founder of the Company, was elected a director in 1980, became Chairman of the Board of Directors, President and Chief Executive Officer later that year and has served continuously in these capacities since then. In addition, he served as Chief Financial Officer from 1991 until August 1996. Prior to his employment with the Company, Dr. Deindoerfer served as Executive Vice President of International Diagnostic Technology, an IVD company which was acquired by Boehringer Ingelheim, and earlier as an international group Vice President of American Hospital Supply Corporation after serving as Vice President of such corporation's McGaw Laboratories Division. He holds a B.S. from the University of Illinois, an M.S. from Columbia University and a Ph.D. from the University of Pennsylvania, all in Chemical Engineering. Dr. Deindoerfer also is President of Poly.

     John A. O'Malley has served as a director since 1988. He is President of Second Opinion, a consulting firm serving the healthcare diagnostic and biotechnology industry and a member of the Office of the President of Litmus Concepts, Inc., a developer of point-of-care diagnostic tests for the women's healthcare market. Previously, he was worldwide director of chemical manufacturing operations for the Milligen/Biosearch Division which Millipore Corporation acquired from New Brunswick Scientific where Dr. O'Malley had been its Vice President and General Manager. Previously, he was President of Primary Diagnostic Systems and President of Smith Kline Instruments, both IVD companies. Dr. O'Malley received his B.S. degree in Chemistry from Rutgers, the State University of New Jersey, and his Ph.D. degree in Physical Chemistry from the University of Pennsylvania. He also serves as Chairman of the Board of Directors, Executive Vice President and General Manager of Poly.

     Steven M. Besbeck has served as a director since 1990. He is President, Chief Executive Officer and Chief Financial Officer of Creative Computer Applications, Inc., a position he has held since 1983, as well as one of its directors since 1980. Creative Computer Applications designs, develops, services and markets laboratory, pharmacy and radiology information systems for clinical laboratories. Prior to that, Mr. Besbeck was a director, President and Chief Executive Officer of American Cytogenetics, Inc., a specialty clinical laboratory, at various times over an eight-year period. Mr. Besbeck holds a B.S. in Finance from California State University, Long Beach.

     Thomas F. Kelley was appointed a director in March 1996 and elected to his first three-year term in June. He is also a Vice President of the Company and the General Manager of StatSpin. From 1982 to the time of its acquisition by the Company, he was President and Chairman of the Board of StatSpin. Prior to founding StatSpin, Dr. Kelley was employed by Instrumentation Laboratory, Inc., in roles of Director of Market Development and Director of Applied Research among others. He has spoken at national and international conferences on biotechnology and clinical laboratory instrumentation. Dr. Kelley received his A.B. and M.A. degrees in Biology from Boston University in 1954 and 1955, respectively, and his Ph.D. in Biochemistry from Brown University in 1959. He also serves as a director of BioNostics, Inc., an Acton, Massachusetts-based original equipment manufacturer and private-label manufacturer of reagents, controls and calibrators.

     Martin S. McDermut joined the Company as Vice President of Finance and Administration and Chief Financial Officer in September 1996. Immediately prior to this appointment, he was Chief Financial Officer of Edudata Corporation which acquired Dental/Medical Diagnostic Systems in March of 1996. Dental/Medical Diagnostic Systems develops, manufactures and markets intraoral dental cameras. From June 1995 to April 1996, Mr. McDermut was Vice President and Chief Financial Officer of All-Comm Media Corporation, and, prior to that, he held the same roles at Pet Metro, Inc., an early stage retail chain. From 1975 to 1993, he was with the accounting and consulting firm of Coopers & Lybrand L.L.P., beginning as a partner in 1988. From 1990 to 1993, Mr. McDermut practiced in the firm's Los Angeles Entrepreneurial Advisory Services Group and was named its head in 1992. He is a Certified Public Accountant and holds an M.B.A. in Finance and Accounting from the University of Chicago and a B.A. in Economics from the University of Southern California.

     Anthony G. Landells joined the Company in July 1996, upon the Company's acquisition of PSI. He is currently an Vice President of the Company and the General Manager of PSI. Previously, he was President of PSI and also Managing Director and Chief Executive of PSI's United Kingdom subsidiary, roles he held since joining PSI in 1992. A veteran in the field of digital imaging technology, he was formerly Managing Director of Applied Imaging's UK-based international operations, and earlier held senior management positions with Image Recognition Systems and Joyce Loebl, both acquired by Applied Imaging. Mr. Landells earned a B.S. in Electronic Engineering and an M.S. in Computer Systems and Applications from the University of Sunderland in the United Kingdom.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and officers and its significant stockholders (defined by statute as stockholders beneficially owning more than 10% of the Common Stock) are required to file with the Securities and Exchange Commission and the Company reports of ownership, and changes in ownership, of Common Stock. Based solely on a review of the reports received by it, the Company believes that, during the year ended December 31, 1996, all of its officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a) except Mr. Landells who filed an initial report late upon becoming an executive officer of the Company and who reported late transactions involving grants of options to purchase 30,000 and 20,000 shares of Common Stock, Mr. McDermut who reported late one transaction involving the grant of an option to purchase 35,000 shares of Common Stock and all executive officers and directors reported late one transaction involving the repricing of certain stock options. See "Compensation Committee Report on Executive Compensation--Compensation Elements--Stock Option Plans."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of May 6, 1997 by (i) persons known to the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) directors of the Company, (iii) the executive officers named below in the "Summary Compensation Table" and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names, subject to community property laws where applicable.

                                                                                    Number of Shares            Percent
Name of Beneficial Owner (1)                                                      Beneficially Owned (2)       of Class (3)
---------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer (4)                                                                          426,801                7.2
John A. O'Malley                                                                                  29,100                  *
Steven M. Besbeck                                                                                 13,000                  *
Thomas F. Kelley                                                                                 102,889                1.7
Jeffrey Williams                                                                                  28,644                  *
Thermo Amex Convertible Growth Fund I, L.P. (5)                                                  926,966               15.5
Digital Imaging Technologies, Inc. (6)                                                           853,040               14.3
TOA Medical Electronics, Inc. (7)                                                                331,852                5.6
Directors and Executive Officers as a Group (7 persons)                                          622,394               10.4

-----------------

*     Less than 1%.

(1) Unless otherwise indicated, the mailing address of each person is c/o the Company, 9162 Eton Avenue, Chatsworth, California 91311.

(2) Includes warrants and options exercisable on or within 60 days of March 31, 1997 held by directors and executive officers as follows: Dr. Deindoerfer (101,333 shares), Dr. O'Malley (14,000 shares), Mr. Besbeck (10,000 shares), Mr. Kelley (3,333 shares), Mr. Landells (21,960 shares) and Mr. Williams (23,333 shares).

(3)  Based on 5,965,650 shares of stock outstanding as of March 31, 1997.

(4) Includes 57,840 shares owned by family members or trusts to which Dr. Deindoerfer disclaims beneficial ownership shares.

(5) Consists of 3,000 shares of Series A Convertible Preferred Stock convertible into 842,696 shares of Common Stock at March 31, 1997 and a warrant to purchase 84,270 shares of Common Stock. The mailing address for Thermo Amex Convertible Growth Fund I, L.P. is Suite 1B, 4 Lafayette Court, Greenwich, Connecticut 06830. The fund shares voting and dispositive power over these securities with Thermo Amex Finance, L.P., Thermo Amex Management Company, Inc. and Thermo Electron Corporation. The information in the table and this footnote are based on the Schedule 13D filed jointly by all four entities on January 10, 1997.
(6) Consists entirely of a warrant to purchase 853,040 shares of Common Stock. The mailing address for Digital Imaging Technologies, Inc. is 2950 North West Loop, Suite 1050, Houston, Texas 77092. Digital Imaging Technologies, Inc. shares voting and dispositive power over these securities with Edward Randall, III. The information in the table and this footnote are based on the Schedule 13D filed jointly by Digital Imaging Technologies, Inc. and Edward Randall, III on August 8, 1996.
(7) The mailing address for TOA Medical Electronics, Inc. is 3-17, Kaikai-ku, Kobe, Japan. The information in the table and this footnote are based on the Schedule 13D filed by TOA Medical Electronics, Inc. on April 6, 1993.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation of the Company's Chief Executive Officer and up to four of the other most highly compensated individuals serving as executive officers at December 31, 1996 whose total annual salary and bonus exceeded $100,000 for the fiscal year (the Named Officers).

                                                                                                    Long-Term
                                                                       Annual Compensation       Compensation
                                             ----------------------------------------------------------------
                                                                              Other Annual    Number of Shares     All Other
Name and Principal Positions        Year (1)       Salary           Bonus  Compensation(2)  Underlying Options  Compensation
---------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer                   1996        $167,000     $       ---         $35,459              ---       $1,500(3)
    Chairman of the Board, President  1995         157,000          86,350          22,473           50,000        1,500(3)
    and Chief Executive Officer       1994         150,000          78,700          21,600           40,000        1,500(3)

Jeffrey S. Williams (4)               1996         116,294             ---          20,248           70,000       16,875(5)
    Former Chief Operating Officer

---------------------------

(1) Years represent calendar years. Information is provided only for those years in which the individual served as an executive officer.
(2) Represents the dollar value of the difference between the price paid for Common Stock purchased under the Company's Key Employee Stock Purchase Plan and the fair market value of such shares on the date of purchase. Does not include the value of perquisites because the aggregate value of perquisites did not exceed the lesser of $50,000 or 10% of the executive officer's salary and bonus for the applicable year.
(3) Represents premiums paid by the Company for term life insurance for the benefit of the executive officers in excess of amounts available under the Company's group plan.
(4)  Mr. Williams resigned from the Company prior to year end 1996.
(5) Represents continuation of base salary and other payments under Mr. Williams' severance agreement. See "--Employment Agreements."

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding stock option grants during 1996 to the Named Officers. No stock appreciation rights were granted during the year.

                                                                Individual Grants (1)
-------------------------------------------------------------------------------------
                                               % of Total                                 Potential Realizable Value at Assumed
                                          Options Granted                                 Annual Percentage Rates of Stock Price
                       Number of Shares      to Employees                                    Appreciation Per Option Term (2)
                                                                                          -------------------------------------
Name                   Underlying Options  in Fiscal Year  Exercise Price  Expiration Date         0%          5%        10%
-------------------------------------------------------------------------------------------------------------------------------

Fred H. Deindoerfer (3)      --                        --        $     --               --     $    ---  $       ---    $   ---

Jeffrey S. Williams      40,000                       6.0%           5.63          3/17/06       39,600       206,131   461,623

------------------------


(1) Options vest annually in equal installments during the three years following the date of grant.
(2) Based on the assumption that the market price of the underlying shares of Common Stock appreciate in value from the date of grant to the date of expiration at the annualized rates indicated. These rates are hypothetical rates mandated by the Securities and Exchange Commission, and the Company does not make any representations regarding future appreciation in the market price of the Common Stock.
(3) Consists solely of previously granted stock options which were repriced during 1996. See "--Stock Option Repricing Table."

AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

     The following table sets forth certain information regarding the exercise of stock options during 1996 by the Named Officers and the final year-end value of their unexercised options. None of the Named Officers exercised any stock appreciation rights during 1996 or held any such rights at year end.

                                                                               Number of Shares        Value of Unexercised
                                                                         Underlying Unexercised                In-The-Money
                                                                                Options/SARs at             Options/SARS at
                                        Number of                               Fiscal Year End         Fiscal Year End (1)
                                  Shares Acquired            Value
Name                                  On Exercise         Realized    Exercisable/Unexercisable   Exercisable/Unexercisable
---------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer                        40,000          $95,000                84,000/30,000              $76230/$27,300

Jeffrey S. Williams                           ---              ---                10,000/60,000                         ---



(1) Based on the difference between the market price of a share of Common Stock on December 31, 1996 and the exercise price of the options.

STOCK OPTION REPRICING TABLE

     The following table sets forth certain information regarding the repricing during the past ten calendar years of stock options previously granted to the executive officers. See "Compensation Committee Report on Executive Compensation--Compensation Elements--Stock Option Plans."

                                                      Number
                                                   of Shares     Market Price                            Length of Original
                                                  Underlying      of Stock at Exercise Price                    Option Term
                                                Options/SARs          Time of     at Time of        New   Remaining at Date
                                                 Repriced or     Repricing or   Repricing or   Exercise     of Repricing or
Name                                    Date         Amended        Amendment      Amendment      Price           Amendment
---------------------------------------------------------------------------------------------------------------------------
Fred H. Deindoerfer                 12/29/96          24,000            $3.56          $4.00      $3.03           1.5 years
    Chairman of the Board, President       "          40,000                "           4.25          "           7.0 years
    and Chief Executive Officer            "          50,000                "           6.06          "           9.0 years
                                      1/7/89          10,000(1)        2.35(1)          9.55(1)    2.35(1)        1.8 years
                                           "          15,000(1)             "          10.30(1)       "           2.1 years
                                           "           4,500(1)             "           9.55(1)       "           1.8 years
                                           "          10,500(1)             "           9.55(1)       "           1.8 years
                                           "          20,000(1)             "           5.00(1)       "           0.8 years
                                           "          20,000(1)             "           9.55(1)       "           1.8 years
                                           "           5,000(1)             "           7.20(1)       "           2.5 years

Thomas F. Kelley                    12/29/96          10,000             3.56           5.63       3.03           9.5 years
    Vice President and General             "          10,000                "           8.29          "           9.5 years
    Manager of StatSpin                    "           5,000                "           7.54          "           9.5 years
                                           "          30,000                "           3.61          "           9.5 years

Martin S. McDermut                  12/29/96          35,000             3.56           6.53       3.03           9.5 years
    Vice President, Finance and
    Administration and Chief Financial
    Officer

Anthony G. Landells                 12/29/96          30,000             3.56           7.54       3.03           9.5 years
    Vice President and General             "          20,000                "           3.61          "          10.0 years
    Manager of PSI


(1)  Adjusted to reflect a 1 for 5 reverse stock split in July 1993.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, which is composed entirely of independent outside directors, is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company's stock option and stock purchase plans. During 1996, the Compensation Committee consisted of Dr. John A. O'Malley (Chairman) and Mr. Steven M. Besbeck.

COMPENSATION PHILOSOPHY

     The Compensation Committee believes the Company's future success depends in large part on retaining and motivating its executive officers. As a result, the Compensation Committee has adopted a general approach of compensating executives with cash salaries commensurate with the experience and expertise of the executive and competitive with median salaries paid to executives at comparable companies. To reward executives for their contributions to the achievement of Company-wide performance goals, incentive bonus awards are established at a level designed to ensure that when such payouts are added to the executive's base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. In addition, to align its executives' compensation with the Company's business strategies, values and management initiatives, both short and long term, executive officers are provided with long-term performance incentives. It is the Company's policy to encourage share ownership through the grant of stock option awards and stock purchases under the Key Employee Stock Purchase Plan.

     In addition to the specific factors described below, the Compensation Committee compared the total annual compensation levels (including stock options) of the Company's executive officers to the compensation levels of executive officers at other publicly-traded and private companies. Information regarding compensation levels at other companies was derived from a variety of sources, including proxy statements, publications such as "The 1996 Report on Executive Compensation" by Top Five Data Services, and compensation surveys reported in business journals such as the "Medical Device & Diagnostic Industry Magazine." Based on this information, the Compensation Committee believes that the compensation levels of the Company's executive officers do not exceed the median of their counterparts at comparable companies.

COMPENSATION ELEMENTS

     The Company's compensation package for executive officers consists of a base salary, performance-based bonuses and stock options. The executive officers are also eligible to participate in most of the Company's employee benefit plans.

     Base Salaries. Base salaries are initially targeted at average levels of comparable companies and then adjusted based on an assessment of individual performance and contributions.

     Management Incentive Bonus Plan. The Management Incentive Bonus Plan (MIBP) has been established to reward participants for their contributions to the achievement of Company-wide performance goals. All executive officers of the Company (except the Chief Executive Officer) and certain other key employees selected by the Compensation Committee participate in the MIBP. MIBP payouts are established at a level designed to ensure that when such payouts are added to a participant's base salary, the total compensation for above-average performance will exceed the average compensation level at comparable companies. No awards are made to MIBP participants unless the Company achieves a significant improvement in operating income.

     Stock Option Plans. The Company has established stock option plans to provide employees with an opportunity to share with the stockholders in the long-term performance of the Company. The Compensation Committee generally grants stock options on a periodic basis to all eligible employees. Grants are also made to certain employees upon commencement of employment and, occasionally, following a significant change in job responsibility, scope or title or a particularly noteworthy achievement. Stock options generally have a three-year vesting schedule and expire ten years from the date of grant. The exercise price is generally 85% of the market value of a share of Common Stock at the time of the grant.

     The Compensation Committee has established general guidelines for determining the size of periodic stock option grants based upon several factors, including the salary and performance of the recipient and the market price of the Common Stock at the time of grant. The size of the grants are targeted at competitive levels.

     In response to the decline in the market price of the Common Stock during 1996, the Compensation Committee reduced the exercise price of certain outstanding stock options with a higher price to $3.03 per share of Common Stock. The new exercise price represents 85% of the market price of the Common Stock at the time of the repricing. The Compensation Committee felt that the decline in the market price of the Common Stock had significantly diminished the incentive value of the Company's outstanding stock options and that the repricing was necessary to retain adequate levels of incentive and maintain competitive compensation levels. In reaching its decision, the Compensation Committee considered the fact that the executive officers would not receive cash bonuses for 1996. See "Executive Compensation--Stock Option Repricing Table."

     Employee Stock Purchase Program. The Company maintains a stock purchase plan which permits selected key employees to purchase shares of Common Stock at discount of 50% from the then current market price. Participating employees may invest up to 15% of their annual salary and bonus and must hold the shares for two years. If the employee resigns from the Company during the holding period, the Company may repurchase the shares at the employee's original purchase price. The Company's right to repurchase the shares during the holding period automatically terminates under certain circumstances such as a sale of the Company.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee believes that the bonus plan for the Chief Executive Officer should be independent of the MIBP for other executive officers. The bonus plan for the Chief Executive Officer is based on 1) the achievement of preset goals for improving operating income, 2) the achievement of preset goals for improving annually the market value of the Company and 3) the achievement of extraordinary accomplishments (not directly affecting operating earnings or stock value).

     A percentage of the his salary is determined based on operating income. Then, a factor equal to the ratio of the previous year's stock value to the bonus year's stock value minus the ratio of the previous year's healthcare segment stock value to the bonus year's healthcare segment stock value, as calculated from the average of the last ten days of each year as reported in the Advest Healthcare Review is applied to the percentage of the bonus attributable to stock performance. This percentage may be positive or negative. Finally for each significant event judged to be extraordinary by the Compensation Committee, the cumulative percentage from operating income and stock performance improvements is multiplied by a factor determined by the Compensation Committee.

     Based on these criteria, the Compensation Committee fixed Dr. Deindoerfer's base salary at $167,000 at the beginning of 1996 but did not award him any bonus or stock options for 1996. However, the Compensation Committee did reprice the stock options previously awarded to Dr. Deindoerfer. See "Executive Compensation--Stock Option Repricing Table" and "--Compensation Elements--Stock Option Plans."

COMPENSATION OF OTHER EXECUTIVE OFFICERS

     The Compensation Committee establishes bonus amounts annually for the MIBP based primarily on the achievement of preset goals for improving operating income and secondarily on the achievement of certain other predefined accomplishments consistent with important strategic goals the Board of Directors may, from time to time, deem desirable. The Compensation Committee determines the relationship between the bonus pool and 1) the projected operating income in the Company's profit plan, and 2) the Committee's assessment of the management challenge the profit plan provides relative to the business environment in which it is to be accomplished. The maximum size of the bonus pool for a particular year is limited the product of 1) the planned percentage improvement for the year and 2) the actual operating income achieved.

     Three factors are considered in determining individual bonuses. They include 1) the individual's salary multiplied by his or her level of bonus participation (100% for executive officers), 2) the individual's estimated contribution to the improvement of operating income, and 3) the individual's achievement of any other predefined performance goals assigned to the individual. The Compensation Committee relies primarily upon the evaluations and recommendations of the Chief Executive Officer.

     Based on these criteria, the Compensation Committee did not award any cash bonuses for 1996 to the other executive officers because of the failure to achieve operating performance goals. The Compensation Committee did not award stock options to executive officers for 1996, except in the case of new executive officers who joined the Company during the year. However, the Compensation Committee did reprice the stock options previously awarded to the existing executive officers. See "Executive Compensation--Stock Option Repricing" and "Compensation Elements--Stock Option Plans."

                                           COMPENSATION COMMITTEE

                                           Dr. John A. O'Malley (Chairman)
                                           Mr. Steven M. Besbeck

                            COMPENSATION OF DIRECTORS

     Non-employee directors receive a $13,500 per year retainer for normal, routine services as a Board member. With the prior approval of the Chief Executive Officer, additional consulting time is compensated at the rate of $1,125 per day. During 1996, Dr. O'Malley and Mr. Besbeck were paid $13,500 each for their services. Non-employee directors are also annually awarded stock options for 5,000 shares of Common Stock.

                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held a total of eleven meetings during 1996. The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. There is not nominating committee or any other committee performing those functions.

     The Audit Committee, which currently consists of Dr. O'Malley and Mr. Besbeck, held two meetings during 1996. The Audit Committee reviews the scope and results of the year-end audit with management and the independent accountants and recommends to the Board of Directors selection of independent accountants for the coming year.

     The Compensation Committee, which currently consists of Dr. O'Malley and Mr. Besbeck, held eight meetings during 1996. The Compensation Committee is primarily responsible for determining the annual salaries and other compensation of executive officers and administering the Company's stock option and stock purchase plans.

     No director attended fewer than 75% of the meetings of the Board of Directors and the committees upon which such director served during 1996.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                  FIVE YEAR STOCK PRICE PERFORMANCE COMPARISON

     The following graph and table compare the cumulative total return on the Company's Common Stock with the cumulative total return (including reinvested dividends) of the Standard & Poor's 500 Index (S&P 500), the Russell 2000 Index (Russell 2000) and the Dow Jones Advanced Medical Devices Index for United States Owned Companies (DJAMD) for the five years ending December 31, 1996, assuming that the relative value of the Common Stock and each index was $100 on December 31, 1991. Amounts below have been rounded to the nearest dollar.




                        [PERFORMANCE GRAPH]



IRIS and Selected
Indices                                                                              Calendar Year Ending December 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                   1991            1992            1993             1994              1995             1996
                       ----------------------------------------------------------------------------------------------------
IRIS                              100.0           176.0           191.8            268.5             402.8            201.4
S&P 500                           100.0           104.5           111.8            110.1             147.7            177.6
Russel 2000                       100.0           116.4           136.2            131.8             166.4            190.9
DJAMD                             100.0            86.0            67.5             85.3             139.2            157.9


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH BOEHRINGER MANNHEIM

     During 1994 and 1995, the Company entered into a series of contracts with Boehringer Mannheim Corporation and its affiliates (Boehringer Mannheim), a manufacturer of diagnostic products and a world leader in clinical chemistry, for the development and distribution of two new products -- CHEMSTRIP/IRIStrip urine test strips (disposable test strips used in the operation of The Yellow
IRIS) and the Model 900UDx urine pathology system (a fully-automated, high-volume model of The Yellow IRIS). The contracts also contemplated the possibility of a future joint venture in hematology. In connection with these contracts, Boehringer Mannheim acquired 469,413 shares of Common Stock and a warrant to purchase 250,000 shares of Common Stock.

     Following a reassessment of its priorities in 1996, Boehringer Mannheim decided not to pursue the joint venture in hematology with the Company and agreed to several amendments to the contracts. Through the amendments, Boehringer Mannheim strengthened its ties in the supply and distribution of CHEMSTRIP/IRIStrip urine test strips while withdrawing from longer-term commitments in the areas of hematology and urine microscopy. Among other things, Boehringer Mannheim agreed to reduce the price of the CHEMSTRIP/IRIStrip urine test strips and supply certain raw materials should the Company elect to manufacture its own urine test strips. Boehringer Mannheim also granted the Company the non-exclusive right to distribute certain other Boehringer Mannheim urinalysis products in the United States.

     In return, the Company relieved Boehringer Mannheim of its purchase commitment on the Model 900UDx and its obligation to supply certain technology and components for the Model 900UDx. The Company will continue to manufacture the Model 900UDx with Boehringer Mannheim providing certain components on an OEM basis at cost. The Company retained exclusive marketing rights to the Model 900UDx in the United States and Taiwan and secured non-exclusive rights for the rest of the world outside of Germany and Italy.

     As compensation to the Company for potentially missed business opportunities in hematology, Boehringer Mannheim allowed the Company to repurchase the securities Boehringer Mannheim had acquired from the Company at their original aggregate purchase price of $2.1 million, or $4.54 per share of Common Stock, a substantial discount from the then current market price of $7.75 per share of Common Stock.

JOINT DEVELOPMENT PROJECT WITH POLY U/A SYSTEMS

     The Company and Poly U/A Systems, Inc. (Poly), a Company-Sponsored research and development entity, have an agreement to develop several new products to enhance automated urinalysis using the Company's technology. Poly is funding all of the research and development costs in excess of a $15,000 per month commitment from the Company. Dr. Deindoerfer is the President or Poly, and Mr. Benmaor is the Vice President, Secretary and Treasurer, but they do not receive any additional compensation for their services to Poly. Dr. O'Malley is a director and the Executive Vice President and General Manager of Poly and received approximately $22,200 from Poly for services rendered in 1996. Some of the Company's directors and officers own shares of the common stock of Poly as follows: Dr. O'Malley (2,000 shares), Dr. Deindoerfer (2,000) shares, Dr. Kasdan (2,000 shares), Mr. Kyle (500 shares), Mr. Bigliardi (2,000 shares), and Mr. Benmaor (500 shares). Each of these individuals owns less than 1% of the total number of outstanding shares of Poly, and collectively they beneficially own 3.5% of the total number of outstanding shares of Poly. The Company has an option to acquire all of the common stock of Poly for an aggregate price increasing on August 1, 1997 from $4.4 million to $5.1 million payable in cash or shares of Common Stock of the Company.

AGREEMENTS WITH TOA MEDICAL ELECTRONICS

     TOA Medical Electronics Co., Ltd. (TOA), a large stockholder, has a perpetual, royalty-bearing license from the Company to market urine sediment analyzers using technology developed by the Company before 1989. In 1990, TOA introduced a urine sediment analyzer, the UA-1000, and in 1993 introduced an improved model, the UA-2000. Royalty reports from TOA indicate that, as of December 31, 1996, TOA has sold fewer than fifty systems, all in Japan. In 1996, TOA introduced its new UF-100 urine cell analyzer. This instrument utilizes the same flow cytometric laser scanning principles inherent in all modern hematology instruments to determine the presence of abnormal sediment analytes in urine samples which must then be examined manually using the traditional method. Unlike The Yellow IRIS workstations, the UF-100 does not include urine chemistry and specific gravity tests. Based on an existing agreement with TOA, the Company has the exclusive right to distribute the UF-100 in North America and a right to receive royalties on sales outside of North America. The Company and TOA are presently engaged in discussions with the intent to commence sales of the UF-100 in the United States later this year.
------------------------------------------------------------------------------

                                   PROPOSAL 1

                        ELECTION OF THE CLASS 1 DIRECTOR

     The Board of Directors consists of four directors divided into three classes -- Class 1 (Mr. Besbeck), Class 2 (Dr. O'Malley) and Class 3 (Dr. Deindoerfer and Dr. Kelley) -- with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified.

At last year's annual meeting, the stockholders re-elected Fred H. Deindoerfer and Thomas F. Kelley as the Class 3 directors to hold office until 1999.

     At the Annual Meeting this year or any adjournments or postponements thereof, one Class 1 Director will be elected to serve until his successor is duly elected and qualified. The nominee for election as the Class 1 Director is Steven M. Besbeck. The Stockholders elected Mr. Besbeck as a Class 1 Director at the 1994 annual meeting, and he is presently serving the Company in that capacity. The Class 1 Director will serve until the year 2000 annual meeting or until their successors are elected and qualified.

     The accompanying proxy grants to the holder the power to vote the proxy for substitute nominees in the event that Mr. Besbeck becomes unavailable to serve as a Class 1 Director. Management presently has no knowledge that Mr. Besbeck will refuse or be unable to serve as the Class 1 Director for their prescribed term.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MR. BESBECK.

     Under Delaware law, directors are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, unless additional persons are nominated, abstentions and broker non-votes will not have an adverse effect on the election of Mr. Besbeck as a Class 1 Director.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon a recommendation of its Audit Committee, has selected the accounting firm of Coopers & Lybrand L.L.P. as independent auditors of the Company for the fiscal year ending December 31, 1997, subject to ratification of the stockholders at the meeting. Coopers & Lybrand L.L.P. has no financial interest of any kind in the Company except the professional relationship between auditor and client. A representative of Coopers & Lybrand L.L.P. is expected to attend the meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION.

     The affirmative vote of stockholders holding a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal is required for ratification of the proposal under Delaware law. For this purpose, abstentions will increase the number of votes in favor of the proposal required for approval and thus will have the effect of a vote against the proposal. However, broker non-votes, like shares not represented at the meeting, will neither be counted in favor of or against the proposal, nor increase or decrease the number of votes required for approval, and thus will have no effect on the outcome of the proposal.
------------------------------------------------------------------------------

                                 OTHER PROPOSALS

     The Company is not aware of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

                STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     If a stockholder wishes to present a proposal at the next annual meeting of stockholders, such a proposal must be received by the Company at its principal executive offices prior to January 7, 1998.

                                  ANNUAL REPORT

     In lieu of an Annual Report to Stockholders, the Company is delivering with this Proxy Statement a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1996. However, it is not intended that the Annual Report on Form 10-K be a part of this Proxy Statement or a solicitation of proxies.

        NOTE REGARDING INCORPORATION BY REFERENCE TO THIS PROXY STATEMENT

     The Company routinely files with the Securities and Exchange Commission various registration statements and reports which may incorporate by reference part or all of this Proxy Statement. Those references are not intended to incorporate any of the information in this Proxy Statement under the headings "Compensation Committee Report on Executive Compensation" or "Five Year Stock Price Performance Comparison" unless those headings are specifically referenced by name in the registration statement or report.

                               By Order of the Board of Directors


                               /s/ FRED H. DEINDOERFER
                               FRED H. DEINDOERFER
                               Chairman of the Board and President
Chatsworth, California
May 7, 1997


PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE YOU MAY REVOKE YOUR PROXY BY (1) A LATER PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR (2) ADVISING THE INSPECTOR OF ELECTIONS AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

    THE ANNUAL MEETING IS ON JUNE 26, 1997. PLEASE RETURN YOUR PROXY IN TIME.

                                     PROXY
                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                               9162 ELTON AVENUE
                          CHATSWORTH, CALIFORNIA 91311

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 26, 1997

    The undersigned, revoking previous proxies, hereby appoint(s) Fred H. Deindoerfer and Martin S. McDermut, or any of them, attorneys, with full power of substitution, to vote all shares of common stock of International Remote Imaging Systems, Inc. (the "Company") which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Chatsworth Hotel, 9777 Topanga Canyon Boulevard, Chatsworth, California, on Thursday, June 26, 1997, at 4:00 p.m. and at any adjournments thereof. This proxy shall be voted on the proposals described in the Proxy Statement as specified below. Receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement is hereby acknowledged.

1.  To elect one Class 1 Director:

         [ ]  FOR Steven M. Besbeck      [ ]  WITHHOLD AUTHORITY to vote for the
                                              nominee

2. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for 1997.

         [ ]  FOR      [ ]  AGAINST       [ ]  ABSTAIN

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

                     (Please date and sign on reverse side)

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    This proxy will be voted as specified herein. If no specification is made, it will be voted FOR all of the proposals. As to any other matters which may properly come before the meeting or any adjournments thereof, the proxyholders are authorized to vote in accordance with their best judgment.

                                                       -------------------------
                                                       Signature            Date

                                                       -------------------------
                                                       Signature            Date

                                                       NOTE: Please date and
                                                       sign exactly as your name
                                                       appears to the left. If
                                                       stock is registered in
                                                       the name of two or more
                                                       persons, each should
                                                       sign. Executors,
                                                       administrators, trustees,
                                                       guardians, attorneys, and
                                                       corporate officers should
                                                       show their full titles.
                                                       If a partnership, please
                                                       sign in the partnership
                                                       name by an authorized
                                                       partner.

         PLEASE COMPLETE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
                   IN TIME FOR THE MEETING ON JUNE 26, 1997.